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                       UNIVEST CORPORATION OF PENNSYLVANIA
                                AND SUBSIDIARIES

                                   EXHIBIT 21

                                  [Item 14(c)]


         SUBSIDIARIES

(1) Union National Bank and Trust Company is chartered in the Commonwealth of Pennsylvania.

(2)   Pennview Savings Bank is chartered in the Commonwealth of Pennsylvania.

(3) Univest Leasing Corporation is chartered in the Commonwealth of Pennsylvania.

(4) Univest Realty Corporation is chartered in the Commonwealth of Pennsylvania.

(5)   Univest Delaware, Inc. is chartered in the State of Delaware.

(6) Univest Financial Services Corporation is chartered in the Commonwealth of Pennsylvania.

(7) Univest Reinsurance Corporation (formerly Univest Insurance Company) is chartered in the State of Arizona.

(8) Univest Electronic Services Corporation is chartered in the Commonwealth of Pennsylvania.

(9) Delview, Inc. is a wholly owned subsidiary of Pennview Savings Bank that is chartered in the State of Delaware.

(10) Univest Investments, Inc. (formerly Fin Plan Group) is chartered in the Commonwealth of Pennsylvania.

(11) Univest Insurance, Inc. (formerly George Becker Associates) is chartered in the Commonwealth of Pennsylvania.


All the subsidiaries do business under the above names.